Exhibit (k)(2)

ADMINISTRATIVE SERVICES AGREEMENT

This administrative services agreement (this “Agreement”) is entered into as of May 1, 2007 by and between Plainfield Direct Inc., a corporation formed under the laws of Delaware (the “Fund”), and Plainfield Asset Management LLC, a limited liability company formed under the laws of Delaware (the “Administrator”).

WITNESSETH:

WHEREAS, the Fund is a closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940;

WHEREAS, the Fund desires to retain the Administrator to provide administrative services to the Fund in the manner and on the terms set out in this Agreement;

WHEREAS, the Administrator also provides investment advisory services to the Fund pursuant to the Investment Management Agreement between the Fund and the Administrator, as adviser thereunder, dated as of May 1, 2007 (the “IMA”); and

WHEREAS, the Administrator is willing to provide the administrative services to the Fund on the terms and conditions set out in this Agreement.

NOW, THEREFORE, in consideration of the premises and the covenants contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Fund and the Administrator agree as follows.

1.	Duties of the Administrator

(a) Employment of the Administrator. The Fund employs the Administrator to act as administrator of the Fund, and to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below, subject to review by and the overall control of the Board of Directors of the Fund, for the period and on the terms and conditions set out in this Agreement. The Administrator accepts such employment and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations set out in this Agreement subject to the reimbursement of costs and expenses as set out below. The Administrator and such others shall for all purposes of this Agreement be deemed to be independent contractors and shall, unless otherwise expressly provided or authorized in this Agreement, have no authority to act for or represent the Fund in any way or otherwise be deemed agents of the Fund.

(b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Fund. Without limiting the generality of the foregoing, the Administrator shall provide the Fund with office facilities, equipment, clerical, bookkeeping and record keeping services at such facilities and such other services as the Administrator, subject to review by the Board of Directors of the Fund, shall from time to time determine to be necessary or useful to perform its obligations under this Agreement. The Administrator shall also, on behalf of the Fund, conduct relations with custodians, depositories, transfer agents, dividend disbursing agents, other stockholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable. The Administrator shall make reports to the Directors of its performance of obligations under this Agreement and furnish advice and recommendations with respect to such other aspects of the business and affairs of the Fund as it shall determine to be desirable; provided that nothing in this Agreement shall be construed to require the Administrator to, and the Administrator shall not, provide any advice or recommendation relating to the securities and other assets that the Fund should purchase, retain or sell or any other investment advisory services to the Fund. The Administrator shall be responsible for the financial and other records that the Fund is required to maintain and shall prepare reports to stockholders, and reports and other materials filed with the Securities and Exchange Commission (the “SEC”) or state securities commissions or other regulatory bodies, to the extent required. The Administrator will, on the Fund’s behalf, offer to provide and, upon receipt by the Administrator or the Fund of an acceptance of such offer, will provide, significant managerial assistance to those portfolio companies to which the Fund is required to provide such assistance. In addition, the Administrator will assist the Fund in determining and publishing the Fund’s net asset value (and, in connection therewith, overseeing the performance, where applicable, of third party valuation experts), overseeing the preparation and filing of the Fund’s tax returns, and the printing and dissemination of reports to stockholders of the Fund, and generally overseeing the payment of the Fund’s expenses and the performance of administrative and professional services rendered to the Fund by others.

2.	Records

The Administrator agrees to maintain and keep all books, accounts and other records of the Fund that relate to activities performed by the Administrator under this Agreement and, if required by the Investment Company Act of 1940 (the “Investment Company Act”), will maintain and keep such books, accounts and records in accordance with that Act. In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator agrees that all records which it maintains for the Fund shall at all times remain the property of the Fund, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Fund pursuant to Rule 31a-1 under the Investment Company Act will be preserved for the periods prescribed by Rule 31a-2 under the Investment Company Act unless any such records are earlier surrendered as provided above. Records shall be surrendered in usable machine-readable form. The Administrator shall have the right to retain copies of such records subject to observance of its confidentiality obligations under this Agreement.

3.	Confidentiality

The parties agree that each shall treat confidentially the terms and conditions of this Agreement and all information provided by each party to the other regarding its business and operations. All confidential information provided by a party, including, without limitation, nonpublic personal information pursuant to Regulations S-P of the SEC, shall be used by any other party solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party, without the prior consent of such providing party. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed by any regulatory authority, any authority or legal counsel of the parties to this Agreement, by judicial or administrative process or otherwise by applicable law or regulation.

4.	Compensation; Allocation of Costs and Expenses

Certain costs and expenses are required by the Investment Management Agreement to be borne by the Fund. In addition, in full consideration of the provision of the services of the Administrator under this Agreement, the Fund shall reimburse the Administrator for the costs and expenses (other than compensation of the employees of the Fund’s investment adviser (in such capacity, the “Investment Manager”) except for the compensation of such personnel hereinafter expressly provided for) incurred by the Administrator in performing its obligations and providing services and facilities under this Agreement. Such costs and expenses include, but are not limited to: costs of preparing and filing reports or other documents required by the SEC or any other applicable regulatory agency; costs of any reports, proxy statements or other notices to stockholders, including, without limitation, printing costs; direct costs and expenses of administrative services, including, without limitation, secretarial and other staff, printing, mailing, long distance telephone, copying; the Fund’s allocable portion of the Administrator’s overhead in performing its obligations under this Agreement, including, without limitation, rent and the allocable portion of the cost, if any, of the Fund’s chief compliance officer, chief financial officer, controller/treasurer general counsel and their respective staffs; and all other expenses incurred by the Fund or the Administrator in connection with administering the Fund’s business, including, without limitation, federal and state registration fees; offerings of the Fund’s common stock and other securities and all costs of registration and listing the Fund’s shares on any securities exchange.

5.	Limitation of Liability of the Administrator; Indemnification

The Administrator (and its officers, managers, partners, agents, employees, controlling persons, members, and any other person or entity affiliated with the Administrator, including, without limitation, its managing member and the Investment Manager, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) shall not be liable to the Fund for any action taken or omitted to be taken by the Administrator in connection with the performance of any of its duties or obligations under this Agreement or otherwise as administrator for the Fund, and the Fund shall indemnify, defend and protect the Indemnified Parties and hold them harmless from and against all damages, losses, liabilities, costs and expenses (including, without limitation, judgments, fines, reasonable attorneys’ fees and expenses and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including, without limitation, an action or suit by or in the right of the Fund or its security holders) arising out of or otherwise based upon the performance of any of the Administrator’s duties or obligations under this Agreement or otherwise as administrator for the Fund. Notwithstanding the previous sentence of this Paragraph 5 to the contrary, nothing contained in this Paragraph shall protect or be deemed to protect the Indemnified Parties against, or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Fund or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the SEC or its staff thereunder). The Fund will, upon the request of an Indemnified Party and to the extent legally permissible, advance amounts in connection with its indemnification obligation; provided, however, that if it is later determined that such party was not entitled to be indemnified, then such party will promptly reimburse the Fund for all advanced amounts.

6.	Activities of the Administrator

The services of the Administrator to the Fund are not deemed to be exclusive, and the Administrator and each affiliate is free to render services to others. It is understood that directors, officers, employees and stockholders of the Fund are or may become interested in the Administrator and its affiliates, as directors, officers, members, managers, employees, partners, stockholders or otherwise, and that the Administrator and directors, officers, members, managers, employees, partners and stockholders of the Administrator and its affiliates are or may become similarly interested in the Fund as stockholders or otherwise.

7.	Duration and Termination of this Agreement

This Agreement shall become effective as of the date set out above, and shall remain in force with respect to the Fund for two years thereafter, and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Fund and (ii) a majority of those Directors who are not parties to this Agreement or “interested persons” (as defined in the Investment Company Act) of any such party.

This Agreement may be terminated at any time, without the payment of any penalty, by vote of the Directors of the Fund, or by the Administrator, upon 60 days’ written notice to the other party. This Agreement may not be assigned by a party without the consent of the other party.

8.	Amendments of this Agreement

This Agreement may be amended pursuant to a written instrument by mutual consent of the parties.

9.	Governing Law

This Agreement shall be construed in accordance with the laws of the State of Delaware, without reference to the conflict of law principles thereof, and the applicable provisions of the Investment Company Act, if any. To the extent that the applicable laws of the State of Delaware, or any of the provisions in this Agreement, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control.

10.	Entire Agreement

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter of this Agreement.

11.	Notices

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the following respective addresses until a different address is specified in writing by a party to the other party:

To the Fund:

Plainfield Direct Inc.

c/o Plainfield Asset Management LLC

55 Railroad Avenue

Greenwich, Connecticut 06830

To the Administrator:

Plainfield Asset Management LLC

55 Railroad Avenue, Plaza Level

Greenwich, Connecticut 06830

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date set out above.

PLAINFIELD DIRECT INC.

By:	/s/ Karen Dykstra
Name: Karen Dykstra
Title: Chief Financial Officer

PLAINFIELD ASSET MANAGEMENT LLC

By:	/s/ Thomas X. Fritsch
Name: Thomas X. Fritsch
Title: Managing Director